Subject to Completion Preliminary Term Sheet dated August 8, 2024	Filed Pursuant to Rule 433
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement STOCK CYN-1 dated September 12, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2024 August , 2024 August , 2025
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation

▪      Maturity of one year, if not called prior to maturity

▪      Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to 60% of its Starting Value.

▪      The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be [$0.725 to $0.775] per unit.

▪      Automatically callable if the Observation Value of the Worst-Performing Underlying Stock on any quarterly Call Observation Date, beginning approximately three months after the pricing date, is at or above its Starting Value. If the notes are called, you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

▪      If not called, at maturity, if the price of the Worst-Performing Underlying Stock has not decreased by more than 40%, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Worst-Performing Underlying Stock, with up to 100.00% of the principal amount at risk.

▪      The notes are not linked to a basket composed of the Underlying Stocks. Any depreciation in the price of any Underlying Stock will not be offset by any appreciation in the price of any other Underlying Stock.

▪      All payments are subject to the credit risk of Canadian Imperial Bank of Commerce

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-9 of product supplement STOCK CYN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.457 and $9.759 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.000	$
Underwriting discount	$ 0.075	$
Proceeds, before expenses, to CIBC	$ 9.925	$

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August     , 2024

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August  , 2025 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Underlying Stock, which will be one of the Class A common stock of CrowdStrike Holdings, Inc., the common stock of Apple Inc. and the common stock of NVIDIA Corporation (each an “Underlying Stock” and collectively the “Underlying Stocks”), on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula below. The notes will be automatically called if the Observation Value of the Worst-Performing Underlying Stock on any Call Observation Date is equal to or greater than its Call Value. You will not receive any notice from us if the notes are automatically called. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Underlying Stock is greater than or equal to its Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, you will be subject to 1-to-1 downside exposure to decreases in the Worst-Performing Underlying Stock, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Underlying Stock, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Contingent Coupon Payments (with Memory)) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount, costs associated with hedging the notes and certain service fees described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)
Principal Amount:	$10.00 per unit
Term:	One year, if not called prior to maturity
Underlying Stocks:	The worst-performing of the Class A common stock of CrowdStrike Holdings, Inc. (Nasdaq symbol: “CRWD”), the common stock of Apple Inc. (Nasdaq symbol: “AAPL”) and the common stock of NVIDIA Corporation (Nasdaq symbol: “NVDA”) (each an “Underlying Company” and collectively the “Underlying Companies”).
Worst-Performing Underlying Stock:

The Underlying Stock with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:

With respect to each Underlying Stock on any Coupon Observation Date or Call Observation Date:

With respect to each Underlying Stock on the Final Valuation Date:

Call Feature:	Autocallable Notes
Coupon Feature:	Contingent Coupon Payments (with Memory)
Barrier:	Applicable
Coupon Barrier:	With respect to each Underlying Stock, 60% of its Starting Value
Threshold Value:	With respect to each Underlying Stock, 60% of its Starting Value
Call Value:	With respect to each Underlying Stock, 100% of its Starting Value
Contingent Coupon Payments (with Memory):	The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be [$0.725 to $0.775] per unit, to be determined on the pricing date.
Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	With respect to each Underlying Stock, its Closing Market Price on the pricing date.
Ending Value:	With respect to each Underlying Stock, its Closing Market Price on the Final Valuation Date times its Price Multiplier on that day. The scheduled Final Valuation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement STOCK CYN-1.
Observation Value:	With respect to each Underlying Stock, its Closing Market Price on the relevant Coupon Observation Date or Call Observation Date times its Price Multiplier on that day.
Coupon	On or about November , 2024, February , 2025, May , 2025 and August , 2025 (the final Coupon Observation Date), which dates are approximately quarterly beginning three months after the pricing date. The scheduled Coupon Observation Dates are subject to

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Observation Dates:	postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement STOCK CYN-1.
Call Observation Dates:	The Coupon Observation Dates beginning on November , 2024 and ending on May , 2025.
Final Valuation Date/Maturity Valuation Period:	The final Coupon Observation Date, subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement STOCK CYN-1.
Coupon Payment Dates:	Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-25 of product supplement STOCK CYN-1; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.
Call Payment Dates:	The relevant Coupon Payment Date
Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described beginning on page PS-29 of product supplement STOCK CYN-1.
Fees and Charges:	The underwriting discount of $0.075 per unit listed on the cover page.
Calculation Agent:	CIBC

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value of the Worst-Performing Underlying Stock on a Call Observation Date is equal to or greater than its Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Worst Performing Underlying Stock is less than its Threshold Value. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK CYN-1 dated September 12, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923100377/tm2325339d53_424b5.htm

▪	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

▪	Prospectus dated September 5, 2023: https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK CYN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪          You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Underlying Stock.

▪          You anticipate that the Observation Value of the Worst-Performing Underlying Stock will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates, especially close to the end of the term of the notes.

▪          You anticipate that the notes will be automatically called and, in that case, you accept an early exit from your investment, or that the Worst-Performing Underlying Stock will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.

▪          You accept that the return on the notes will be limited to the return represented by any Contingent Coupon Payments (with Memory), even if the percentage change in the price of the Worst-Performing Underlying Stock is significantly greater than such return.

▪          You are willing to lose more than 40%, and possibly all, of the principal amount if the notes are not called and the Ending Value of the Worst-Performing Underlying Stock is less than its Threshold Value.

▪          You are willing to forgo dividends or other benefits of owning the Underlying Stocks.

▪          You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪          You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Contingent Coupon Payments (with Memory) and the Call Payment or the Redemption Amount.

▪          You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Underlying Stock, regardless of the performance of the other Underlying Stocks.

▪          You anticipate that the Observation Value of the Worst-Performing Underlying Stock will be less than its Coupon Barrier on most or all of the Coupon Observation Dates, especially close to the end of the term of the notes.

▪          You want to hold your notes for the full term.

▪          You believe that the notes will not be automatically called and the Ending Value of the Worst Performing Underlying Stock will be below its Threshold Value.

▪          You seek an uncapped return on your investment or seek participation in the Underlying Stocks.

▪          You seek principal repayment or preservation of capital.

▪          You seek to receive dividends or other distributions paid on the Underlying Stocks.

▪          You seek an investment for which there will be a liquid secondary market.

▪          You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value, Observation Values, Ending Value of each Underlying Stock (in particular, the Worst-Performing Underlying Stock), Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a hypothetical Starting Value of 100.00 for the Worst-Performing Underlying Stock;

2)	a hypothetical Coupon Barrier of 60.00 for the Worst-Performing Underlying Stock;

3)	a hypothetical Threshold Value of 60.00 for the Worst-Performing Underlying Stock;

4)	a hypothetical Call Value of 100.00 for the Worst-Performing Underlying Stock;

5)	an expected term of the notes of one year if the notes are not called on any Call Observation Date;

6)	a hypothetical Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.75 per unit (the mid-point of the Contingent Coupon Payment (with Memory) range);

7)	the Coupon Observation Dates occurring quarterly beginning three months after the pricing date; and

8)	the Call Observation Dates occurring quarterly beginning three months after the pricing date.

The hypothetical Starting Value of 100.00 for the Worst-Performing Underlying Stock used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of any Underlying Stock. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. In addition, all payments on the notes are subject to issuer credit risk.

Example 1 - The Observation Value of the Worst-Performing Underlying Stock on the first Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.75 x 1 - (ii) $0.00 = $0.75

Call Payment on the first Call Payment Date = $10.75 per unit.

Example 2 - The Observation Value of the Worst-Performing Underlying Stock on the first Coupon Observation Date is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date. The Observation Value of the Worst-Performing Underlying Stock on the second Coupon Observation Date is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.50 ($0.75 x 2 - $0) is paid on the applicable Coupon Payment Date and the notes are not called on that day. The Observation Value of the Worst-Performing Underlying Stock on the third Coupon Observation Date is 75.00. Therefore, the notes will not be called on that day but a Contingent Coupon Payment (with Memory) will be payable on the applicable Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date times the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.75 x3 - (ii) $1.50 = $0.75

Contingent Coupon Payment (with Memory) payable on the third Coupon Payment Date = $0.75 per unit.

Example 3 - The Observation Value of the Worst-Performing Underlying Stock on each of the first three Coupon Observation Dates is above its Coupon Barrier but below its Call Value. Therefore, the notes are not called on any Call Observation Date but a Contingent Coupon Payment (with Memory) of $0.75 per unit is paid on each of the first three Coupon Payment Dates. The Ending Value of the Worst-Performing Underlying Stock is 95.00, which is greater than its Coupon Barrier and its Threshold Value. Therefore, the Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.75 = $10.75 per unit.

Example 4 - The Observation Value of the Worst-Performing Underlying Stock on each of the first three Coupon Observation Dates is below its Coupon Barrier and its Call Value. Therefore, the notes are not called and no Contingent Coupon Payment (with Memory) is paid on the first three Coupon Payment Dates. If the Ending Value of the Worst-Performing Underlying Stock is less than its Coupon Barrier and its Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Worst-Performing Underlying Stock is 50.00, the Redemption Amount per unit will be:

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of product supplement STOCK CYN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not called and the Ending Value of the Worst-Performing Underlying Stock is less than its Threshold Value, you will lose more than 40%, and possibly all, of the principal amount.

▪	Your investment return is limited to the return represented by any Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Underlying Stocks. You will not be able to participate in any increase in the Underlying Stocks.

▪	You may not receive any Contingent Coupon Payments (with Memory).

▪	If the notes are called, you will be subject to reinvestment risk, and your ability to receive Contingent Coupon Payments (with Memory) over the term of the notes will be limited.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	The notes will be subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the price of any Underlying Stock decreases below its Coupon Barrier or Threshold Value, as applicable, even if the price of any other Underlying Stock does not.

▪	You will not benefit in any way from the performance of the better performing Underlying Stocks.

▪	As the notes are linked to the Worst-Performing Underlying Stock, it is more likely that you will not receive a positive return on the notes and will lose some or all of your investment.

▪	You will be subject to risks relating to the relationship among the Underlying Stocks.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-12, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the price of the Underlying Stocks, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which we, MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which we, MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Underlying Stock-related Risks

▪	The Underlying Companies will not have any obligations relating to the notes, and none of us, MLPF&S, BofAS or our respective affiliates will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.

▪	As a noteholder, you will have no rights of a holder of the Underlying Stocks, and you will not be entitled to receive any shares of the Underlying Stocks or dividends or other distributions by the Underlying Companies.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Companies, and have not verified any disclosure made by the Underlying Companies.

▪	Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-29 of product supplement STOCK CYN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-42 of product supplement STOCK CYN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The Underlying Stocks are concentrated in one sector. All of the Underlying Stocks are issued by companies in the technology sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the technology sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Underlying Stocks are concentrated in one sector, they may be more susceptible to economic, market, political or regulatory occurrences affecting their relevant industrial sector. As a result, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes.

Adverse conditions in the technology sector may reduce your return on the notes. All of the Underlying Stocks are issued by companies whose primary lines of business are directly associated with the technology sector. Market or economic factors impacting technology companies could have a major effect on the price of an Underlying Stock. The prices of stocks of technology companies are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Any of these factors may have an adverse effect on the price of an Underlying Stock and consequently, the return on the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

The Underlying Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Underlying Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the price of the Underlying Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

CrowdStrike Holdings, Inc.

CrowdStrike Holdings, Inc. provides cybersecurity products and services to stop breaches. The company offers cloud-delivered protection across endpoints, cloud workloads, identity and data, and leading threat intelligence, managed security services, IT operations management, threat hunting, Zero Trust identity protection, and log management. This Underlying Stock trades on The Nasdaq Stock Market LLC under the symbol "CRWD." The company's CIK number is 1535527.

The following graph shows the daily historical performance of CRWD on its primary exchange for the period from January 1, 2014 through August 7, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2024, the Closing Market Price of CRWD was $230.67. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CRWD

This historical data on CRWD is not necessarily indicative of the future performance of CRWD or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRWD during any period set forth above is not an indication that the price per share of CRWD is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CRWD.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Apple Inc.

Apple Inc. designs, manufactures and markets personal computers and related personal computing and mobile communication devices, along with a variety of related software, services, peripherals and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers. This Underlying Stock trades on The Nasdaq Stock Market LLC under the symbol "AAPL." The company's CIK number is 320193.

The following graph shows the daily historical performance of AAPL on its primary exchange for the period from January 1, 2014 through August 7, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2024, the Closing Market Price of AAPL was $209.82. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AAPL

This historical data on AAPL is not necessarily indicative of the future performance of AAPL or what the value of the notes may be. Any historical upward or downward trend in the price per share of AAPL during any period set forth above is not an indication that the price per share of AAPL is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AAPL.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-10

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

NVIDIA Corporation

NVIDIA Corporation operates as a tech company. The company develops a platform for scientific computing, AI, data science, autonomous vehicles, robotics, metaverse, and 3D internet applications, as well as focuses on PC graphics. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "NVDA." The company's CIK number is 1045810.

The following graph shows the daily historical performance of NVDA on its primary exchange for the period from January 1, 2014 through August 7, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2024, the Closing Market Price of NVDA was $98.91. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of NVDA

This historical data on NVDA is not necessarily indicative of the future performance of NVDA or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NVDA.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-11

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 25,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

We, MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include our respective trading commissions and mark-ups or mark-downs. We, MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, none of us is obligated to engage in any such transactions. At our respective discretion, for a short, undetermined initial period after the issuance of the notes, we, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by us, MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the Contingent Coupon Payments (with Memory) and the Call Payment or the Redemption Amount, will be calculated based on the performance of the Underlying Stock and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-12 of product supplement STOCK CYN-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13

Autocallable Contingent Coupon (with Memory) Barrier Notes
Linked to the Worst-Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Apple Inc. and the Common Stock of NVIDIA Corporation, due August , 2025

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement STOCK CYN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement STOCK CYN-1.

If you are a U.S. Holder, although the treatment of the Contingent Coupon Payments (with Memory) is unclear, we intend to treat the Contingent Coupon Payments (with Memory), including on the maturity date, as ordinary income includible by you at the time such payments accrue or are received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the product supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-14